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Pricing Supplement No. 3 Dated September 8, 2000             Rule 424(b) (3)
(To Prospectus dated April 21, 1999 and                      File No.  333-71585
Prospectus Supplement dated September 7, 2000)               CUSIP: 12707EAC4

                       Cabot Industrial Properties, L.P.
                    Series A Medium-Term Notes - Fixed Rate

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Principal Amount:        $10,000,000    Interest Rate:    8.50%
Agents Discount or Commission:    $0    Stated Maturity Date: September 15, 2010
Nets Proceeds to Issuer: $10,000,000    Original Issue Date: September 12, 2000
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Interest Payment Dates: Every March 15 and September 15, commencing
                        March 15, 2001

Redemption:

[X]  The Notes cannot be redeemed prior to the Stated Maturity Date,
[_]  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:__________% until Redemption
      Percentage is 100% of the principal amount.

Optional Repayment:
[X]  The Notes cannot be repaid prior to the Stated Maturity Date
[_] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price: __________%

Currency:
   Specified Currency:  U.S. Dollars
     (If other than U.S. dollars, see attached)
   Minimum Denominations:
     (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:     [_] Yes               [X] No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:  [X] Book-Entry         [_] Certificated

Agent: [_] Merrill Lynch & Co.    [_] BNY Capital Markets, Inc.
[_] Chase Securities Inc.
       [X] First Union Securities, Inc.  [_] Goldman, Sachs & Co.
       [_] J.P. Morgan & Co.             [_] Other _________________________

Agent acting in the capacity as indicated below:
        [_] Agent                  [X] Principal

If as principal:
       [_] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [X] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
   The Notes are being offered at a fixed initial public offering price of _____% of Principal Amount.

Other Provisions: